WORSHAM, FORSYTHE & WOOLDRIDGE, L.L.P.
                         Attorneys and Counselors at Law
                                  Energy Plaza
                          1601 Bryan Street, 30th Floor
                               Dallas, Texas 75201

                            Telephone (214) 979-3000
                               Fax (214) 880-0011


                                                 March 10, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application/Declaration on Form U-1 (File 70-8953) (the "Application") of TUC Holding Company (the "Company") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requests that the Commission issue an order authorizing the acquisition (the "Acquisition") by the Company of all of the issued and outstanding shares of common stock of (i) Texas Utilities Company ("TUC"), a Texas corporation and a holding company currently exempt from all provisions of the Act (other than section 9(a)(2)) under section 3(a)(1) by order of the Commission and (ii) ENSERCH Corporation ("ENSERCH"), a Texas corporation which, among other things, operates as a gas utility company (as defined in section 2(a)(4) of the Act) in the State of Texas. TUC currently holds all of the issued and outstanding shares of common stock of two electric utility companies (as defined in section 2(a)(3) of the Act) operating as such within the State of Texas. We have acted as general counsel for TUC and the Company with regard to the Acquisition.

         In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company, TUC and ENSERCH, certificates of public officials, certificates of officers and representatives of the Company, TUC and ENSERCH, and other documents as we have deemed necessary in order to render the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

         The opinions expressed below with respect to the Acquisition described in the Application are subject to the following further assumptions and conditions:

                  a. The Acquisition shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors and shareholders of the Company, TUC and ENSERCH.

                  b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Acquisition shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and the Acquisition shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

                  c. The Commission shall have duly entered an appropriate order or orders with respect to the Acquisition as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

                  d. The registration statement (no. 333-12391) filed with respect to the shares of Company common stock to be issued in connection with the Acquisition and declared effective by the Commission on September 23, 1996, shall remain effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of Company common stock in connection with the Acquisition shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  e. The solicitation of proxies from the shareholders of TUC and ENSERCH with respect to the Acquisition was conducted in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  f. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder has expired.

                  g. The appropriate articles of merger shall have been duly and validly filed with the Secretary of State of the State of Texas, and such other corporate formalities as are required by the laws of the State of Texas for the consummation of the Acquisition shall have been taken; and such mergers shall have become effective in accordance with the laws of the State of Texas.

                  h. The parties shall have obtained all consents, waivers and releases, if any, required for the Acquisition under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, we are of the opinion that when the Commission has taken the action requested in the Application:

         1. All state laws applicable to the proposed Acquisition will have been complied with.

         2. The Company is a corporation validly organized, duly existing and in good standing in the State of Texas; TUC is a corporation validly organized, duly existing and in good standing in the State of Texas; and ENSERCH is a corporation validly organized, duly existing and in good standing in the State of Texas.

         3. The shares of Company common stock to be issued in connection with the Acquisition will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of the Company. The shares of common stock of TUC to be acquired by the Company in the Acquisition will be validly issued, fully paid and nonassessable, and the Company, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of TUC. The shares of common stock of ENSERCH to be acquired by the Company in the Acquisition will be validly issued, fully paid and nonassessable, and the Company, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of ENSERCH.

         4. The Company may legally acquire the shares of common stock of TUC and ENSERCH.

         5. The consummation of the Acquisition will not violate the legal rights of the holders of any securities issued by the Company.

          We are members of the State Bar of Texas and do not purport to be experts on, nor do we opine as to, the laws of any jurisdiction other than the State of Texas and the federal laws of the United States of America.

          We hereby consent to the use of this opinion as an exhibit to the Application.

                                           Very truly yours,

                                           WORSHAM, FORSYTHE
                                             & WOOLDRIDGE, L.L.P.



                                           By:  /s/ Neil D. Anderson